SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 4
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STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[  ] CHECK THIS BOX IF NO LONGER SUBJECT TO SECTION 16.  FORM 4 OR
     5 OBLIGATIONS MAY CONTINUE.

1.  NAME AND ADDRESS OF REPORTING PERSON
---------------------------------------
Kaplan, Mark E.
400 Three Springs Drive
Weirton, WV  26062


2.  ISSUER NAME AND TICKER OR TRADING SYMBOL
--------------------------------------------
Weirton Steel Corporation
WS

3.  IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON
-----------------------------------------------------


4.  STATEMENT FOR MONTH/YEAR
----------------------------
10/96

5.  IF AMENDMENT, DATE OF ORIGINAL (MONTH/YEAR)
-----------------------------------------------

6.  RELATIONSHIP OF REPORTING PERSON TO ISSUER
    (CHECK ALL APPLICABLE)
-----------------------------------------------
[ ]  DIRECTOR            [ ]  10% OWNER
[x]  OFFICER (give title)[ ]  OTHER (Specify below)

Controller
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TABLE I.  NON-DERIVATIVE SEURITIES ACQUIRED, DISPOSED OF, OR
          BENEFICIALLY OWNED

1.  TITLE OF SECURITY

2.  TRANSACTION DATE

3.  TRANSACTION CODE

4.  SECURITIES ACQUIRED (A) OR DISPOSED OF (D)
    AMOUNT          (A) OR (D)           PRICE
    --------         ---------         --------



5.  AMOUNT OF SECURITIES BENEFICIALLY OWNED AT END OF MONTH

6.  OWNERSHIP FORM: DIRECT(D) OR INDIRECT(I)

7.  NATURE OF INDIRECT BENEFICIAL OWNERSHIP

                -----------------------------------------------

TABLE II.  DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR
           BENEFICIALLY OWNED (e.g. puts, calls, warrants, options,

           convertible securities)

1.  TITLE OF DERIVATIVE SECURITY
Weirton Steel Common

2.  CONVERSION OR EXERCISE PRICE OF DERIVATIVE SECURITY
2.50

3.  TRANSACTION DATE (MONTH/DAY/YEAR)
10/31/96

4.  TRANSACTION CODE
j

5.  NUMBER OF DERIVATIVE SECURITIES ACQUIRED(A) OR DISPOSED OF(D)
               (A)                         (D)
         --------------                 -------------
          14,000
6.  DATE EXERCISABLE AND EXPIRATION DATE (MONTH/DAY/YEAR)
          DATE EXERCISABLE           EXPIRATION DATE
          ----------------           ---------------
          10/01/96*                      11/01/2006

7.  TITLE AND AMOUNT OF UNDERLYING SECURITIES
           TITLE                    AMOUNT
          -------                  --------


8.  PRICE OF DERIVATIVE SECURITY


9.  NUMBER OF DERIVATIVE SECURITIES BENEFICIALLY OWNED AT END OF
    MONTH



10.  OWNERSHIP FORM OF DERIVATIVE SECURITY: DIRECT(D) OR
     INDIRECT(I)
          D

11.  NATURE OF INDIRECT BENEFICIAL OWNERSHIP

Explanation of responses:
* Option to Purchase Weirton Common Stock exercisable in increments of 5000 on 10/1/96, 5000 on 10/1/97, and 4000 on 10/1/98.